SEPARATION AGREEMENT

This SEPARATION AGREEMENT (this “Agreement”) is made between Albert E. Gencarella (“EMPLOYEE”) and Berliner Communications, Inc. and its affiliates (collectively, “BCI”). Together, EMPLOYEE and BCI are referred to as the “Parties”. This Agreement will become effective on date the EMPLOYEE executes this Agreement (the “Effective Date”).

WHEREAS, EMPLOYEE and BCI entered into an Employment Agreement (the “Employment Agreement”) dated October 10, 2006;

WHEREAS, EMPLOYEE and BCI have agreed that EMPLOYEE’s employment will terminate by mutual agreement effective as of 12:00 p.m. Tuesday, January 1, 2008 (the “Termination Date”); and

WHEREAS, EMPLOYEE and BCI have agreed to settle fully and finally any and all matters between them relating to EMPLOYEE’s employment and termination thereof and acknowledge the receipt of other good and valuable consideration.

NOW, THEREFORE, with the intent to be legally bound hereby, and in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, BCI and EMPLOYEE agree to the terms and conditions set forth below:

1. Salary: BCI agrees to continue to pay EMPLOYEE his annual compensation of $225,000.00 (in addition to his previously approved car allowance), less ordinary and customary withholdings for the period ending on the Termination Date (“Separation Period”) pursuant to BCI’s standard payroll procedures.

2. Bonus: Provided EMPLOYEE continues to serve as an employee at BCI (performing substantially the same functions as he has historically provided to BCI), BCI shall pay EMPLOYEE a bonus of (i) an amount equal to one week’s pay on the next payroll date following the date hereof, (ii) $30,000.00 on November 28, 2007 and (iii) 30,000.00 on January 1, 2008, less ordinary and customary withholdings.

3. Benefits: Employee will continue to receive all benefits as such benefits have been previously provided to EMPLOYEE. As of the Termination Date, EMPLOYEE shall be eligible to elect the continuance of group health insurance benefits in accordance with the federal COBRA law, at EMPLOYEE’s expense.

4. Termination of Employment.

(a) EMPLOYEE agrees that he will resign as an employee of Berliner Communications, Inc. and BCI Communications, Inc. effective January 1, 2008. EMPLOYEE agrees that he may need to resign as Chief Financial Officer and Treasurer prior to that date if BCI hires a replacement during this period, and BCI agrees that this change in title will not reduce or diminish its obligations to EMPLOYEE hereunder in any manner. EMPLOYEE acknowledges and agrees that he is due no other compensation, benefits or other consideration of any kind, other than as specifically identified in this Agreement. As of the close of business on the Termination Date, EMPLOYEE shall have no further duties as an employee of BCI, but will still be subject to any continuing obligations expressly provided for in this Agreement.

(b) BCI agrees that if, during the Separation Period, EMPLOYEE is subject to a “Without Cause Termination” (defined below), BCI shall continue to pay EMPLOYEE all of the salary and bonus payments that remain due to EMPLOYEE under Sections 1 and 2 hereof. By way of example, if EMPLOYEE is subject to a Without Cause Termination on December 1, 2007, and all salary and bonus payments have been made up to and through that date, EMPLOYEE would continue to receive his salary for the month of December and his January 11, 2008 bonus payment.

(c) “Without Cause Termination” means a termination of the EMPLOYEE’s employment by BCI other than due to expiration of the Separation Period and other than a Termination for Cause. “Termination for Cause” means a termination of the EMPLOYEE's employment by BCI because the EMPLOYEE has (a) materially breached or materially failed to perform his duties and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness, (b) committed an act of dishonesty in the performance of his duties or engaged in conduct detrimental to the business of BCI, (c) been convicted of a felony or any crime involving moral turpitude, or (d) violated in any material respect the provisions of Sections 6, 7 or 8 below.

5. Equipment and Property: EMPLOYEE agrees to promptly return to BCI all BCI property including, but not limited to, any and all computers, cellular telephones, card key passes, corporate credit cards, telephone cards, files, memoranda, keys, any other hardware and/or software that is in his possession.

6. Release:

6.1 In consideration of the arrangements described in the preceding paragraphs, EMPLOYEE hereby releases and discharges BCI and all individuals now or previously employed by BCI, including, but not limited to, its officers, directors, agents, employees, predecessors, successors, and assigns (whether any of the aforementioned individuals were acting as agents for BCI or in their individual capacities), from any and all claims and causes of action (except actions brought to obtain benefits or monies specifically set forth in this Agreement) which EMPLOYEE, his heirs, executors, administrators, successors, and assigns now have, ever had or may hereafter have up to and including the Termination Date, except for actions based on willful misconduct or fraud.

6.2 In consideration of the arrangements described in this agreement, BCI hereby releases and discharges EMPLOYEE from any and all claims and causes of action (except actions brought to enforce the obligations specifically set forth in this Agreement), except for actions or claims based on willful misconduct or fraud.

7. Non-Disclosure Obligations:

(a)	EMPLOYEE hereby covenants and agrees that he shall not, for a period of two (2) years following the Termination Date, without the express written consent of BCI:

(i)
use or disclose any Confidential Information, however acquired. As referred to in this Agreement, “Confidential Information” shall mean information, not already in the public domain, about BCI, and its clients and customers that was learned by EMPLOYEE in the course of his employment with BCI, including, without limitation, any trade secrets, customer lists, prospective customers, rates, contracts, contractors’ and subcontractors’ lists, financial information, financial projections or budgets, internal financial controls, acquisition or joint venture targets, computer programs, and other data, services, vendors, processes, or methods related to the business of BCI;

(ii)	duplicate or replicate or cause or permit others to duplicate or replicate any document or other material in any medium embodying any Confidential Information; and

(iii)
disclose or permit the disclosure of any Confidential Information to any person or entity, under any circumstances, unless EMPLOYEE is required to disclose such information by law or pursuant to a judicial order, in which case EMPLOYEE must provide three (3) days’ prior written notice to BCI, including the type of Confidential Information to be disclosed, and BCI must consent to such disclosure if such consent is permissible within the judicial time constraints.

8. Non-Compete and Non-Solicitation Obligations. EMPLOYEE acknowledges and agrees that, so long as BCI has not defaulted on its obligations to EMPLOYEE hereunder, as agreed to by the EMPLOYEE in Section 7 of the Employment Agreement:

(a)
for a period of two (2) years immediately following the Termination Date, except upon the express written consent of BCI, EMPLOYEE hereby covenants and agrees that he shall not, directly or indirectly, except for general solicitations not directed at BCI specifically, solicit or recruit any employee, officer, partner or consultant of BCI to leave the employment of BCI or terminate his/her relationship with BCI and that he will not advise or otherwise assist or advise any other person to solicit or recruit any employee, officer, partner or consultant of BCI.

(b)
For a period of one (1) year from the Termination Date, EMPLOYEE will not engage in Competition, as such term is defined in Section 7(c) of the Employment Agreement. BCI agrees that EMPLOYEE may accept employment with Dianet Communications, Inc. without violating this covenant not to compete.

The parties agree that the provisions of this Section 8 shall be interpreted as broadly as possible to enforce such provisions; provided, however, that in the event that any provision of this Section 8 is held invalid or unenforceable or is deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws, and such other changes shall be made to give effect to the original intent of the parties.

9. Representations and Warranties:

9.1 BCI represents that it has the authority to enter into this Agreement and that it has obtained the necessary corporate approvals to do so.

9.2 EMPLOYEE represents and warrants that he is fully capable of understanding the terms and conditions of this Agreement; that he has carefully read the Agreement in its entirety; that he has had the opportunity to have the provisions of the Agreement explained to him by his own independent counsel, that he fully understands their terms and significance; and that he voluntarily assents to all the terms and conditions contained herein.

10. Indemnification. BCI will continue to indemnify EMPLOYEE to the same extent EMPLOYEE was and has been covered by the indemnification provisions of BCI’s articles of incorporation and bylaws until the Termination Date, and thereafter to the same extent other officers would be covered for prior actions after termination of employment.

11. Severability: If, at any time after the Effective Date of this Agreement, any provision of this Agreement shall be held to be illegal, void or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of any other provision of this Agreement.

12. No Oral Modification: This Agreement may not be modified except in a writing signed by both EMPLOYEE and the CEO of BCI.

13. Choice of Law: This Agreement will be construed and enforced in accordance with the laws of the State of New Jersey, without regard to its conflict of law rules.

14. Construction of Agreement: This Agreement shall be interpreted without regard to the identity of the drafter, and shall not be construed for or against either party.

15. Binding Agreement: This Agreement shall be binding upon the Parties and upon their heirs, administrators, representatives, executors, successors and assigns.

WHEREFORE, the Parties, by their signatures below, evidence their agreement to the provisions stated above:

Berliner Communications, Inc.

	Signature:	/s/ Rich Berliner

Dated: October 17, 2007	By: Rich Berliner

Title: Chief Executive Officer

Dated: October 17, 2007	Signature:	/s/ Albert E. Gencarella

Albert E. Gencarella